Exhibit 10.1

UNITED STATES OF AMERICA

DEPARTMENT OF THE TREASURY

COMPTROLLER OF THE CURRENCY

In the Matter of: CommunityOne Bank, N. A. Asheboro, North Carolina	) ) )	AA-EC-10-69

CONSENT ORDER

WHEREAS, the Comptroller of the Currency of the United States of America (“Comptroller”), through his National Bank Examiner, has supervisory authority over CommunityOne Bank, National Association, Asheboro, North Carolina (“Bank”);

WHEREAS, the Bank, by and through its duly elected and acting Board of Directors (“Board”), has executed a Stipulation and Consent to the Issuance of a Consent Order (“Stipulation and Consent”), dated July 22, 2010, that is accepted by the Comptroller; and

WHEREAS, by this Stipulation and Consent, which is incorporated by reference, the Bank has consented to the issuance of this Consent Order (“Order”) by the Comptroller.

NOW, THEREFORE, pursuant to the authority vested in him by the Federal Deposit Insurance Act, as amended, 12 U.S.C. § 1818, the Comptroller hereby orders that:

ARTICLE I

COMPLIANCE COMMITTEE

(1) Within five (5) days, the Board shall appoint and maintain an active Compliance Committee of at least three (3) directors, none of whom shall be an employee, former employee or controlling shareholder of the Bank or any of its affiliates (as the term “affiliate” is defined in 12 U.S.C. § 371c(b)(1)), or a family member of any such person. Upon appointment, the names of the members of the Compliance Committee and, in the event of a change of the membership, the name of any new member shall be submitted in writing to the Director for Special

Supervision (“Director”). The Compliance Committee shall be responsible for monitoring and coordinating the Bank’s adherence to the provisions of this Order.

(2) The Compliance Committee shall meet at least monthly.

(3) Within thirty (30) days of the date of this Order and every thirty (30) days thereafter, the Compliance Committee shall continue to ensure the submission of a written progress report to the Board setting forth in detail:

(a)	a description of the actions needed to achieve full compliance with each Article of this Order;

(b)	actions taken to comply with each Article of this Order; and

(c)	the results and status of those actions.

(4) The Board shall forward a copy of the Compliance Committee’s report, with any additional comments by the Board, to the Director within ten (10) days of receiving such report.

(5) All reports or plans which the Bank or Board has agreed to submit to the Director pursuant to this Order shall be forwarded, by overnight mail or via email, to the following:

Director for Special Supervision	with a copy to:
Comptroller of the Currency	Comptroller of the Currency
250 E Street, S.W.	Carolinas Field Office
Mail Stop 7-4	212 South Tryon Street, Suite 700
Washington, DC 20219	Charlotte, North Carolina 28281

(6) The Board shall ensure that the Bank has sufficient processes, personnel, and control systems to effectively implement and adhere to all provisions of this Order, and that Bank personnel have sufficient training and authority to execute their duties and responsibilities under this Order.

ARTICLE II

STRATEGIC PLAN

(1) Within sixty (60) days, the Board shall forward to the Director for his review and determination of no supervisory objection pursuant to paragraph (5) of this Article, a written Strategic Plan for the Bank that is acceptable to the Director, covering at least a three-year period. Immediately following receipt of the Director’s written determination of no supervisory objection, the Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to the Strategic Plan. The Strategic Plan shall establish objectives for the Bank’s overall risk profile, earnings performance, growth, balance sheet mix, off-balance sheet activities, liability structure, capital adequacy, reduction in the volume of nonperforming assets, product line development, and market segments that the Bank intends to promote or develop, together with strategies to achieve those objectives, and shall, at a minimum, include:

(a)	a mission statement that forms the framework for the establishment of strategic goals and objectives;

(b)	the strategic goals and objectives to be accomplished;

(c)	a description of the Bank’s targeted market(s) and an assessment of the current and projected risks and competitive factors in its identified target market(s);

(d)	specific actions to improve Bank earnings and accomplish the identified strategic goals and objectives;

(e)	identification of Bank personnel to be responsible and accountable for achieving each goal and objective of the Strategic Plan, including specific timeframes;

(f)	a financial forecast, to include projections for major balance sheet and income statement accounts, targeted financial ratios, and growth projections over the period covered by the Strategic Plan;

(g)	a description of the assumptions used to determine financial projections and growth targets;

(h)	an identification and risk assessment of the Bank’s present and planned future product lines (assets and liabilities) that will be utilized to accomplish the strategic goals and objectives established in the Strategic Plan, with the requirement that the risk assessment of new product lines must be completed prior to the offering of such product lines;

(i)	a description of control systems to mitigate risks associated with planned new products, growth, or any proposed changes in the Bank’s markets;

(j)	an evaluation of the Bank’s internal operations, staffing requirements, board and management information systems, and policies and procedures for their adequacy and contribution to the accomplishment of the goals and objectives established in the Strategic Plan;

(k)	a management employment and succession program to promote the retention and continuity of capable management;

(l)	assigned responsibilities and accountability for the strategic planning process, new products, growth goals, and proposed changes in the Bank’s operating environment; and

(m)	a description of systems to monitor the Bank’s progress in meeting the Strategic Plan’s goals and objectives.

(2) If the Board’s Strategic Plan under paragraph (1) of this Article includes a sale or merger of the Bank, the Strategic Plan shall, at a minimum, address the steps that will be taken and the associated timeline to ensure that a definitive agreement for the sale or merger is executed not later than ninety (90) days after the receipt of the Director’s written determination of no supervisory objection pursuant to paragraph (5) of this Article.

(3) At least monthly, the Board shall review financial reports and earnings analyses prepared by the Bank that evaluate the Bank’s performance against the goals and objectives established in the Strategic Plan, as well as the Bank’s written explanation of significant differences between actual and projected balance sheet, income statement, and expense accounts, including descriptions of extraordinary and/or nonrecurring items. The Bank shall submit a copy of these reports to the Director upon completion.

(4) At least quarterly, the Board shall prepare a written evaluation of the Bank’s performance against the Strategic Plan, based on the Bank’s monthly reports, analyses, and written explanations of any differences between actual performance and the Bank’s strategic goals and objectives, and shall include a description of the actions the Board will require the Bank to take to address any shortcomings, which shall be documented in the Board meeting minutes. Within ten (10) days of completing its evaluation, the Board shall submit a copy of the evaluation and Board minutes to the Director.

(5) Prior to adoption by the Board, a copy of the Strategic Plan, and any subsequent amendments or revisions, shall be forwarded to the Director for a prior written determination of no supervisory objection. Upon receiving a written determination of no supervisory objection from the Director, the Board shall adopt and the Bank shall immediately implement and adhere to the Strategic Plan.

(6) The Bank may not initiate any action that deviates significantly from the Board-approved Strategic Plan, including subsequent amendments or revisions, without a written determination of no supervisory objection from the Director. The Board must give the Director advance, written notice of its intent to deviate significantly from the Strategic Plan, along with an assessment of the impact of such change on the Bank’s condition, including a profitability analysis and an evaluation of the adequacy of the Bank’s organizational structure, staffing, management information systems, internal controls, and written policies and procedures to identify, measure, monitor, and control the risks associated with the change in the Strategic Plan.

(7) For the purposes of this Article, changes that may constitute a significant deviation from the Strategic Plan include, but are not limited to, a change in the Bank’s products and services, marketing strategies, marketing partners, business lines, asset growth, underwriting practices and standards, credit administration, account management, collection strategies or operations, fee structure or pricing, accounting processes and practices, or funding strategy, any of which, alone or in aggregate, may have a material impact on the Bank’s operations or financial performance; or any other changes in personnel, operations, or external factors that may have a material impact on the Bank’s operations or financial performance. For purposes of this paragraph, “personnel” shall include the president, chief executive officer, chief operating officer, chief financial officer, chief credit officer, chief compliance officer, risk manager, internal auditor, member of the Bank’s board of directors, or any other position subsequently identified in writing by the Director.

ARTICLE III

CAPITAL PLAN AND HIGHER MINIMUMS

(1) The Bank shall within ninety (90) days achieve and thereafter maintain the following minimum capital ratios (as defined in 12 C.F.R. Part 3)1:

(a)	Total capital at least equal to twelve percent (12%) of risk-weighted assets;

(b)	Tier 1 capital at least equal to nine percent (9%) of adjusted total assets.[2]

(2) Within sixty (60) days, the Board shall forward to the Director for his determination of no supervisory objection pursuant to paragraph (5) of this Article, a written Capital Plan for the Bank, covering at least a three-year period. Immediately following receipt of the Director’s written determination of no supervisory objection, the Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to the Capital Plan. The Capital Plan shall include:

(a)	specific plans for the achievement and maintenance of adequate capital, which may in no event be less than the requirements of paragraph (1) of this Article;

(b)	projections for growth and capital requirements, based upon a detailed analysis of the Bank’s assets, liabilities, earnings, fixed assets, and off-balance sheet activities;

(c)	projections of the sources and timing of additional capital to meet the Bank’s future needs, as set forth in the Strategic Plan;

[1]	The requirement in this Order to meet and maintain a specific capital level means that the Bank may not be deemed to be “well capitalized” for purposes of 12 U.S.C. § 1831o and 12 C.F.R. Part 6, pursuant to 12 C.F.R. § 6.4(b)(1)(iv).
[2]	Adjusted total assets is defined in 12 C.F.R. § 3.2(a) as the average total asset figure required to be computed for and stated in the Bank’s most recent quarterly Consolidated Report of Condition and Income (“call report”) minus end-of-quarter intangible assets and other deductions pursuant to section 2(c)(5) of Appendix A of 12 C.F.R. Part 3.

(d)	identification of the primary sources from which the Bank will maintain an appropriate capital structure to meet the Bank’s future needs, as set forth in the Strategic Plan;

(e)	specific plans detailing how the Bank will comply with restrictions or requirements set forth in this Order and with 12 U.S.C. § 1831o, including the restrictions against brokered deposits in 12 C.F.R. § 337.6; and

(f)	contingency plans that identify alternative methods to strengthen capital, should the primary source(s) under paragraph (d) of this Article not be available.

(3) The Bank may make payment of a fee to any Bank director only for attendance at Board meetings or committee meetings thereof, and only upon a determination of no supervisory objection by the Director.

(4) The Bank may make payment of a dividend or make a capital distribution or make payment of director retainer fees only:

(a)	when the Bank is in compliance with its approved Capital Plan and would remain in compliance with its approved Capital Plan immediately following the payment of any dividend;

(b)	when the Bank is in compliance with 12 U.S.C. §§ 56 and 60; and

(c)	following the prior written determination of no supervisory objection by the Director.

(5) Prior to adoption by the Board, a copy of the Capital Plan shall be submitted to the Director for a prior written determination of no supervisory objection. Upon receiving a written determination of no supervisory objection from the Director, the Board shall adopt and the Bank shall immediately implement and adhere to the Capital Plan. The Board shall review and update the Bank’s Capital Plan at least annually and more frequently if necessary or if requested by the Director. Revisions to the Bank’s Capital Plan shall be submitted to the Director for a prior written determination of no supervisory objection.

(6) If the Bank fails to submit an acceptable Capital Plan as required by paragraph (2) of this Article, fails to implement or adhere to a Capital Plan to which the Director has taken no supervisory objection pursuant to paragraph (5) of this Article, or fails to achieve and maintain the minimum capital ratios as required by paragraph (1) of this Article, then in the sole discretion of the Director, the Bank shall, within thirty (30) days of notification by the OCC of such failure and upon direction of the Director, develop and submit to the Director for his review and prior written determination of no supervisory objection a Disposition Plan that shall detail the Board’s proposal to sell or merge the Bank, or liquidate the Bank under 12 U.S.C. § 181.

(7) In the event that the Disposition Plan submitted by the Bank’s Board outlines a sale or merger of the Bank, the Disposition Plan shall, at a minimum, address the steps that will be taken and the associated timeline to ensure that a definitive agreement for the sale or merger is executed not later than ninety (90) days after the receipt of the Director’s written determination of no supervisory objection to the Disposition Plan.

(8) After the Director has advised the Bank in writing of no supervisory objection to the Disposition Plan, the Board shall immediately adopt and implement, and shall thereafter ensure adherence to, the terms of the Disposition Plan. Failure to submit a timely, acceptable Disposition Plan, or failure to implement and adhere to the Disposition Plan after the Board obtains a written determination of no supervisory objection from the Director, may be deemed a violation of this Order, in the exercise of the Director’s sole discretion.

ARTICLE IV

LOAN PORTFOLIO MANAGEMENT

(1) Within sixty (60) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a written program to improve the Bank’s loan portfolio management. The program shall include, but not be limited to systems and procedures that:

(a)	ensure satisfactory and perfected collateral documentation;

(b)	require that extensions of credit are granted, by renewal or otherwise, to any borrower only after obtaining, performing and documenting a global analysis of current and satisfactory credit information;

(c)	track and analyze credit, collateral and policy exceptions;

(d)	provide for accurate risk ratings consistent with the classification standards contained in the Comptroller’s Handbook on “Rating Credit Risk;”

(e)	ensure compliance with call report instructions, the Bank’s lending policies, and laws, rules, and regulations pertaining to the Bank’s lending function;

(f)	ensure the accuracy of internal management information systems;

(g)	provide adequate training of Bank personnel performing credit analyses in cash flow analysis, particularly analysis using information from tax returns, and implement processes to ensure that additional training is provided as needed; and

(h)	include a performance appraisal process, including performance appraisals, job descriptions, and incentive programs for loan officers, which adequately consider their performance relative to policy compliance, documentation standards, accuracy in credit risk ratings, and other loan administration matters.

Upon completion, a copy of the program shall be forwarded to the Director.

ARTICLE V

CREDIT RISK AND PROBLEM ASSET MANAGEMENT

(1) Within sixty (60) days, the Board shall develop, implement, and thereafter ensure Bank adherence to a written program to reduce the high level of credit risk in the Bank. The program shall include, but not be limited to procedures which strengthen:

(a)	credit underwriting;

(b)	management of credit operations and the maintenance of an adequate, qualified staff in all loan functional areas; and

(c)	loan collections.

Upon completion, the Board shall submit a copy of the written program to the Director.

(2) At least quarterly, the Board shall prepare a written assessment of the Bank’s credit risk, which shall evaluate the Bank’s progress under the aforementioned program. Upon completion, the Board shall submit a copy of this assessment to the Director.

(3) Within sixty (60) days, the Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall implement and thereafter ensure adherence to a written program designed to protect the Bank’s interest in those assets criticized as “doubtful,” “substandard,” or “special mention” in the most recent Report of Examination (“ROE”), in any subsequent ROE, by any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination. The program shall: (i) be independent of the loan origination and approval functions; (ii) include sufficient staff having the qualifications, skills, and experience to effectively manage and resolve problem assets, who will be held accountable by the Bank’s Board to successfully execute their assigned duties; (iii) include adequate management information systems to measure the status of workout plans on each problem asset; and (iv) include the development of Criticized Asset Reports (“CARs”) for all credit relationships and other assets totaling in aggregate five hundred thousand dollars ($500,000) or more criticized as “doubtful” or “substandard,” and for all credit relationships and other assets totaling in aggregate seven hundred fifty thousand dollars ($750,000) criticized “special mention.” The CARs must be updated and submitted to the Board and the Director monthly. Each CAR shall cover an entire credit relationship and other assets, and include, at a minimum, analysis and documentation of the following:

(a)	the origination date and any renewal or extension dates, amount, purpose of the loan or other asset, and the originating and current handling officer(s);

(b)	timely identification of the risk ratings of the loans or other assets;

(c)	the expected primary and secondary sources of repayment, and an analysis of the adequacy of the repayment sources;

(d)	the appraised value of supporting collateral, along with the date and source of the appraisal, and the position of the Bank’s lien on such collateral, where applicable, as well as other necessary documentation to support the current collateral valuation;

(e)	an analysis of current and complete credit information, including a global cash flow analysis where loans are to be repaid from operations;

(f)	results of any impairment analysis;

(g)	appropriate accrual status pursuant to the FFIEC Instructions for the preparation of call reports;

(h)	significant developments, including a discussion of changes since the prior CAR, if any; and

(i)	the proposed action to eliminate the basis of criticism and the time frame for its accomplishment, including an appropriate exit strategy.

(4) The Bank shall not extend credit, directly or indirectly, including renewals, modifications or extensions, to a borrower whose loans or other extensions of credit are criticized in any ROE, in any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination, unless and until the Board, or a designated committee thereof, finds that each of the following conditions is met:

(a)	the extension of additional credit is necessary to promote the best interests of the Bank and that prior to renewing, modifying or extending any additional credit, a majority of the full Board (or designated committee) approves the credit extension and records, in writing, why such extension is necessary to promote the best interests of the Bank;

(b)	the Bank performs a written credit and collateral analysis as required by paragraph (3)(c) and (3)(d) of this Article and, if necessary, the proposed action referred to in paragraph (3)(i) of this Article is revised, as appropriate; and

(c)	the Board’s formal plan to collect or strengthen the criticized asset will not be compromised by the extension of additional credit.

A copy of the findings and approval of the Board or designated committee shall be maintained in the credit file of the affected borrower and made available for review by National Bank Examiners.

(5) The Bank shall not extend credit, directly or indirectly, for the purpose of capitalization of accrued interest or the establishment of a new interest reserve on a loan to a borrower that is criticized in any ROE, in any internal or external loan review, or in any list provided to management by the National Bank Examiners during any examination.

ARTICLE VI

CONCENTRATIONS OF CREDIT

(1) Within ninety (90) days, the Board shall adopt and the Bank (subject to Board review and ongoing monitoring) shall ensure implementation and adherence to an enhanced written commercial real estate concentration management program consistent with the guidelines in OCC Bulletin 2006-46 (December 6, 2006). The program shall include (but not be limited to) the following:

(a)	policy guidelines addressing the level and nature of exposures acceptable to the institution and setting concentration limits, including limits on commitments to individual borrowers and appropriate sub-limits;

(b)	procedures to identify and quantify the nature and level of risk presented by concentrations, including review of reports describing changes in conditions in the Bank’s markets;

(c)	procedures to periodically review and revise, as appropriate, risk exposure limits and sub-limits to conform to any changes in the institution’s strategies and to respond to changes in market conditions;

(d)	periodic portfolio-level stress tests or sensitivity analysis to quantify the impact of changing economic conditions on asset quality, earnings, and capital;

(e)	appropriate strategies for managing concentration levels, including a contingency plan to reduce or mitigate concentrations in the event of adverse market conditions; and

(f)	periodic reports to the Board, to include the following, as appropriate:

(i)	a summary of concentration levels, by type and subtype;

(ii)	a synopsis of the Bank’s market analysis;

(iii)	a discussion of recommended strategies when concentrations approach or exceed Board-approved limits;

(iv)	a synopsis of changes in risk levels by concentration type and subtype, with discussion of recommended changes in credit administration procedures (for example, underwriting practices, risk rating, monitoring, and training).

(g)	Upon completion, the Board shall forward a copy of the program required in paragraph (1) of this Article, and any concentration reports, studies, or analyses to the Director.

ARTICLE VII

CREDIT AND COLLATERAL EXCEPTIONS

(1) Except as otherwise provided herein, the Bank shall obtain current and complete credit information on all loans lacking such information, including those listed in the most recent ROE (within sixty (60) days from the effective date of this Order), in any subsequent ROE (within sixty (60) days from the issuance of such ROE), in any internal or external loan review (within sixty (60) days from the completion of such review), or in any listings of loans lacking such information provided to management by the National Bank Examiners at the conclusion of an examination (within sixty (60) days from receipt of such listing). The Bank shall maintain a list of any credit exceptions that have not been corrected within the timeframe discussed above. This list shall include an explanation of the actions taken to correct the exception, the reasons why the exception has not yet been corrected, and a plan to correct the exception.

(2) Except as otherwise provided herein, the Bank shall ensure proper collateral documentation is maintained on all loans and correct each collateral exception listed in the most recent ROE (within sixty (60) days from the effective date of this Order), in any subsequent ROE (within sixty (60) days from the issuance of such ROE), in any internal or external loan review (within sixty (60) days from the completion of such review), or in any listings of loans lacking such information provided to management by the National Bank Examiners at the conclusion of an examination (within sixty (60) days from the receipt of such listing). The Bank shall maintain a list of any collateral exceptions that have not been corrected within the timeframe discussed above. This list shall include an explanation of the actions taken to correct the exception, the reasons why the exception has not yet been corrected, and a plan to correct the exception.

ARTICLE VIII

APPRAISALS OF REAL PROPERTY

(1) The Board shall require and the Bank shall obtain a current independent appraisal or updated appraisal, in accordance with 12 C.F.R. Part 34, on any loan in the amount of two hundred fifty thousand dollars ($250,000) or more that is secured by real property:

(a)	where the loan was criticized in the most recent ROE or by the Bank’s internal or external loan review and the most recent independent appraisal is more than twelve (12) months old; or

(b)	where the borrower has failed to comply with the contractual terms of the loan agreement and the Bank’s analysis of current financial information does not support the ongoing ability of the borrower or guarantor(s) to perform in accordance with the contractual terms of the loan agreement and the most recent independent appraisal is more than twelve (12) months old.

(2) Appraisals required by this Article shall be ordered within sixty (60) days of the date of the Order, and going forward, within thirty (30) days following the event triggering the appraisal requirement, for delivery to the Bank within sixty (60) days of the date the appraisal was ordered.

(3) Within thirty (30) days, the Board shall require and the Bank shall develop and implement an independent review and analysis process to ensure that appraisals conform to appraisal standards and regulations. The appraisal review and analysis process shall ensure that appraisals are:

(a)	performed in accordance with 12 C.F.R. Part 34;

(b)	consistent with the guidance in OCC Bulletin 2005-6, “Appraisal Regulations and the Interagency Statement on Independent Appraisal and Evaluation Functions: Frequently Asked Questions” (March 22, 2005); and,

(c)	consistent with OCC Advisory Letter 2003-9, “Independent Appraisal and Evaluation Function” (October 28, 2003).

(4) Written documentation supporting each appraisal review and analysis shall be retained in the loan file, along with the appraisal.

ARTICLE IX

ALLOWANCE FOR LOAN AND LEASE LOSSES

(1) The Board shall immediately require and the Bank shall implement and thereafter adhere to a written program for the maintenance of an adequate Allowance for Loan and Lease Losses (“ALLL”). The program shall be consistent with the comments on maintaining a proper ALLL found in the Interagency Policy Statement on the ALLL contained in OCC Bulletin 2006-47 (December 13, 2006) and with “Allowance for Loan and Lease Losses,” booklet A-ALLL of the Comptroller’s Handbook, and shall incorporate the following:

(a)	internal risk ratings of loans;

(b)	trends of delinquent and non-accrual loans;

(c)	results of the Bank’s independent loan review;

(d)	criteria for determining which loans will be reviewed under Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 310 Receivables (Pre-codification reference: Statement of Financial Accounting Standards (“FAS”) Statement No. 114), how impairment will be determined, and procedures to ensure that the analysis of loans complies with ASC 310 requirements;

(e)	criteria for determining loan pools under ASC 310 (Pre-codification reference: FAS Statement No. 5) and an analysis of those loan pools;

(f)	recognition of non-accrual loans in conformance with generally accepted accounting principles (“GAAP”) and call report instructions;

(g)	loan loss experience;

(h)	concentrations of credit; and

(i)	present and projected economic and market conditions.

(2) The program shall provide for a review and concurrence of the ALLL by the Board at least once each calendar quarter. Any deficiency in the ALLL shall be remedied in the quarter it is discovered, prior to filing the call report, by additional provisions from earnings. Written documentation shall be maintained of the factors considered and conclusions reached by the Board in determining the adequacy of the ALLL and made available for review by National Bank Examiners.

(3) Upon completion, a copy of the Board’s ALLL program and quarterly analysis, and any subsequent revisions to the program and analyses, shall be submitted to the Director.

ARTICLE X

LIQUIDITY

(1) The Board shall immediately increase the liquidity of the Bank to a level that is sufficient to sustain the Bank’s current operations and to withstand any anticipated or extraordinary demand against its funding base. Such actions may include, but are not necessarily limited to the following:

(a)	increasing liquid assets;

(b)	increasing stable, core funding;

(c)	increasing borrowing availability;

(d)	recovering charged-off assets; and

(e)	injecting additional equity capital.

(2) Within sixty (60) days, the Board shall ensure that the Bank implements and maintains a comprehensive liquidity risk management program, consistent with OCC Bulletin 2010-13, “Liquidity” (March 22, 2010), which assesses, on an ongoing basis, the Bank’s current and projected funding needs, and ensures that sufficient funds or access to funds exist to meet those needs. Such a program must include effective methods to achieve and maintain sufficient liquidity and to measure and monitor liquidity risk, to include at a minimum:

(a)	Strategies to maintain sufficient liquidity at reasonable costs including, but not limited to, the following:
(i)	better diversification of funding sources, reducing reliance on high cost providers and brokered deposits;

(ii)	reducing rollover risk;

(iii)	increasing liquidity through such actions as obtaining additional capital, placing limits on asset growth, aggressive collection of problem loans and recovery of charged-off assets, and asset sales; and

(iv)	monitoring the projected impact on reputation, economic and credit conditions in the Bank’s market(s).

(b)	The preparation of liquidity reports which shall be reviewed by the Board on at least a monthly basis, to include, at a minimum, the following:

(i)	a certificate of deposit maturity schedule, including separate line items for brokered deposits and uninsured deposits, depicting maturities on a weekly basis for the next month and monthly thereafter for the following five months, which schedule shall be updated at least weekly;

(ii)	a schedule of all funding obligations, unfunded loan commitments, outstanding lines of credit and outstanding letters of credit, showing the obligations that can be drawn immediately, and on a weekly basis for the next month and monthly thereafter for the following five months, which schedule shall be prepared and updated at least weekly;

(iii)	a listing of funding sources, prepared and updated on a weekly basis for the next month and monthly thereafter for the following five months, including federal funds sold; unpledged assets and assets available for sale; and borrowing lines by lender, including original amount, remaining availability, type and book value of collateral pledged, terms, and maturity date, if applicable; and

(iv)	a monthly sources and uses of funds report for a minimum period of six months, updated monthly, which reflects known and projected changes in asset and liability accounts, and the assumptions used in developing the projections. Such reports shall include, at a minimum:

1.	the funding obligations and sources required by (b)(ii) and (b)(iii) of this paragraph;

2.	projected additional funding sources, including loan payments, loan sales/participations, or deposit increases; and

3.	projected additional funding requirements from a reduction in deposit accounts including uninsured and brokered deposits, inability to acquire federal funds purchased, or availability limitations or reductions associated with borrowing relationships.

(c)	A contingency funding plan that, on a monthly basis, forecasts funding needs, and funding sources under different stress scenarios which represent management’s best estimate of balance sheet changes that may result from a liquidity or credit event. The contingency funding plan shall include:

(i)	specific plans detailing how the Bank will comply with restrictions or requirements set forth in this Order and 12 U.S.C. §1831o, including the restrictions against brokered deposits in 12 C.F.R. §337.6;

(ii)	the preparation of reports which identify and quantify all sources of funding and funding obligations under best case and worst case scenarios, including asset funding, liability funding and off-balance sheet funding; and

(iii)	procedures which ensure that the Bank’s contingency funding practices are consistent with the Board’s guidance and risk tolerances.

(3) Upon completion, the Board shall implement the comprehensive liquidity risk management program and submit a copy to the Director. The Bank shall submit liquidity reports required by paragraph (2)(b) of this Article to the Director on a monthly basis.

ARTICLE XI

INTERNAL CONTROLS OVER FINANCIAL REPORTING

(1) Within sixty (60) days, the Board shall develop and implement a written program to strengthen internal controls over accounting and financial reporting. This written program shall include comprehensive procedures for account reconciliation and review, financial report preparation and timely detection of material weaknesses in the Bank’s internal controls to address, at a minimum, the following:

(a)	timing and frequency of performing balance sheet and income and expense account reconcilements;

(b)	personnel assigned to perform account reconcilements;

(c)	supervisory personnel independent of the account reconciliation process assigned to review account reconcilements for completeness and accuracy;

(d)	investigation and resolution of account reconciliation differences to occur within the quarter of discovery;

(e)	a charge-off policy on account reconciliation differences which cannot be resolved within the quarter of discovery;

(f)	sufficient and ongoing training of personnel involved in the account reconcilement process and resolution of account reconcilement differences, and preparation of financial reports;

(g)	monthly reports to Bank management, the Bank’s internal and external audit personnel and the Board which describe material account reconciliation differences and internal controls weaknesses, the status of investigations and time frames for resolution;

(h)	quarterly reports to the Bank’s holding company and to personnel who prepare the Bank’s financial reports of the existence of material weaknesses in the Bank’s internal control structure and procedures for financial reporting; and

(i)	standards for which Bank’ personnel will be held accountable to ensure compliance with the requirements of this Article.

(2) For purposes of this Article, the terms “material weakness” and internal control structure and procedures for financial reporting” have the same meaning as the terms are used in Section 404 of the Sarbanes-Oxley Act of 2002 and Statement on Auditing Standards No. 60 (“SAS”), respectively.

ARTICLE XII

ADMINISTRATIVE APPEALS AND EXTENSIONS OF TIME

(1) If the Bank requires an extension of any timeframe within this Order, the Board shall submit a written request to the Director asking for relief. Any written requests submitted pursuant to this Article shall include a statement setting forth in detail the special circumstances that prevent the Bank from complying with a provision and that require an extension of a timeframe within this Order.

(2) All such requests shall be accompanied by relevant supporting documentation, and any other facts upon which the Bank relies. The Director’s decision concerning a request is final and not subject to further review.

ARTICLE XIII

OTHER PROVISIONS

(1) Although the Bank is required to submit certain proposed actions and programs for the review or prior written determination of no supervisory objection of the Director, the Board has the ultimate responsibility for proper and sound management of the Bank and the completeness and accuracy of the Bank’s books and records.

(2) It is expressly and clearly understood that if, at any time, the Comptroller deems it appropriate in fulfilling the responsibilities placed upon him by the several laws of the United States of America to undertake any action affecting the Bank, nothing in this Order shall in any way inhibit, estop, bar, or otherwise prevent the Comptroller from so doing.

(3) Except as otherwise expressly provided herein, any time limitations imposed by this Order shall begin to run from the effective date of this Order.

(4) The provisions of this Order are effective upon issuance of this Order by the Comptroller, through his authorized representative whose signature appears below, and shall remain effective and enforceable, except to the extent that, and until such time as, any provisions of this Order shall have been amended, suspended, waived, or terminated in writing by the Comptroller.

(5) In each instance in this Order in which the Board or a Board committee is required to ensure adherence to and undertake to perform certain obligations of the Bank, including the obligation to implement plans, policies or other actions, it is intended to mean that the Board or Board committee shall:

(a)	authorize and adopt such actions on behalf of the Bank as may be necessary for the Bank to perform its obligations and undertakings under the terms of this Order;

(b)	require the timely reporting by Bank management of such actions directed by the Board to be taken under the terms of this Order;

(c)	follow-up on any non-compliance with such actions in a timely and appropriate manner; and

(d)	require corrective action be taken in a timely manner of any non-compliance with such actions.

(6) This Order is intended to be, and shall be construed to be, a final order issued pursuant to 12 U.S.C. § 1818, and expressly does not form, and may not be construed to form, a contract binding on the Comptroller or the United States.

(7) The terms of this Order, including this paragraph, are not subject to amendment or modification by any extraneous expression, prior agreements, or prior arrangements between the parties, whether oral or written.

IT IS SO ORDERED, this 22nd day of July, 2010.

/s/ John W. Quill
John W. Quill
Deputy Comptroller for Special Supervision

UNITED STATES OF AMERICA

DEPARTMENT OF THE TREASURY

COMPTROLLER OF THE CURRENCY

In the Matter of: CommunityOne Bank, N.A. Asheboro, North Carolina	) ) )	AA-EC-10-69

STIPULATION AND CONSENT TO THE ISSUANCE

OF A CONSENT ORDER

WHEREAS, the Comptroller of the Currency of the United States of America (“Comptroller”) intends to initiate cease and desist proceedings against CommunityOne Bank, Asheboro, North Carolina (“Bank”), pursuant to 12 U.S.C. § 1818, through the issuance of a Notice of Charges, for unsafe or unsound banking practices relating to, among other issues, credit risk management and loan portfolio management;

WHEREAS, the Bank, in the interest of compliance and cooperation, and without admitting or denying any wrongdoing, consents to the issuance of a Consent Order, dated July 22, 2010, (“Order”) by executing this Stipulation and Consent to the Issuance of a Consent Order;

NOW THEREFORE, the Comptroller, through his authorized representative, and the Bank, through its duly elected and acting Board of Directors, hereby stipulate and agree to the following:

ARTICLE I

JURISDICTION

(1) The Bank is a national banking association chartered and examined by the Comptroller pursuant to the National Bank Act of 1864, as amended, 12 U.S.C. § 1 et seq.

(2) The Comptroller is “the appropriate Federal banking agency” regarding the Bank, pursuant to 12 U.S.C. §§ 1813(q) and 1818(b).

(3) The Bank is an “insured depository institution” within the meaning of 12 U.S.C. § 1818(b)(1).

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ARTICLE II

ACKNOWLEDGMENTS

(1) The Bank acknowledges that said Order shall be deemed an “order issued with the consent of the depository institution,” as defined in 12 U.S.C. § 1818(h)(2), and consents and acknowledges that said Order shall become effective upon its issuance and shall be fully enforceable by the Comptroller under the provisions of 12 U.S.C. § 1818. Notwithstanding the absence of mutuality of obligation, or of consideration, or of a contract, the Comptroller may enforce any of the commitments or obligations herein undertaken by the Bank under his supervisory powers, including 12 U.S.C. § 1818, and not as a matter of contract law. The Bank expressly acknowledges that neither the Bank nor the Comptroller has any intention to enter into a contract.

(2) The Bank also expressly acknowledges that no officer or employee of the Comptroller has statutory or other authority to bind the United States, the U.S. Treasury Department, the Comptroller, or any other federal bank regulatory agency or entity, or any officer or employee of any of those entities to a contract affecting the Comptroller’s exercise of his supervisory responsibilities.

ARTICLE III

WAIVERS

(1) The Bank, by signing this Stipulation and Consent, hereby waives:

(a)	the issuance of a Notice of Charges pursuant to 12 U.S.C. § 1818(b);

(b)	any and all procedural rights available in connection with the issuance of the Order;

(c)	all rights to a hearing and a final agency decision pursuant to 12 U.S.C. § 1818(i) or 12 C.F.R. Part 19;

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(d)	all rights to seek any type of administrative or judicial review of the Order; and

(e)	any and all rights to challenge or contest the validity of the Order.

ARTICLE IV

OTHER PROVISIONS

(1) The provisions of this Stipulation and Consent shall not inhibit, estop, bar, or otherwise prevent the Comptroller from taking any other action affecting the Bank if, at any time, the Comptroller deems it appropriate to do so to fulfill the responsibilities placed upon him by the several laws of the United States of America.

IN TESTIMONY WHEREOF, the undersigned, authorized by the Comptroller as his representative, has hereunto set his hand on behalf of the Comptroller.

/s/ John W. Quill	July 22, 2010
John W. Quill	Date
Deputy Comptroller for Special Supervision

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IN TESTIMONY WHEREOF, the undersigned, as the duly elected and acting Board of Directors of the Bank, have hereunto set their hands on behalf of the Bank.

/s/ Jacob Alexander	July 22, 2010
Jacob Alexander	Date

/s/ Larry Brooks	July 22, 2010
Larry Brooks	Date

/s/ R. Larry Campbell	July 22, 2010
R. Larry Campbell	Date

/s/ James M. Campbell, Jr.	July 22, 2010
James M. Campbell, Jr.	Date

Darrell L. Frye	Date

/s/ Hal F. Huffman	July 22, 2010
Hal F. Huffman	Date

/s/ Thomas A. Jordan	July 22, 2010
Thomas A. Jordan	Date

/s/ Lynn Lloyd	July 22, 2010
Lynn Lloyd	Date

/s/ Ray McKenney	July 22, 2010
Ray McKenney	Date

/s/ Eugene B. McLaurin, II	July 22, 2010
Eugene B. McLaurin, II	Date

/s/ R. Reynolds Neely, Jr.	July 22, 2010
R. Reynolds Neely, Jr.	Date

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/s/ J. M. Ramsay, III	July 22, 2010
J. M. Ramsey, III	Date

/s/ Susanne Rudy	July 22, 2010
Suzanne Rudy	Date

/s/ Carl Yale	July 22, 2010
Carl Yale	Date

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